EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF SUPERMERCADOS UNIMARC AS OF DECEMBER 31,
2002


SUBSIDIARIES INCORPORATED IN CHILE:


Inmobiliaria de Supermercados Unimarc S.A. (99.999% indirect ownership interest)

Unimarc Organizacion y Servicios S.A. (99.955% direct ownership interest)


SUBSIDIARY INCORPORATED IN ARGENTINA:

Supermercados Hipermarc S.A. (99.999% indirect ownership interest)